TORTOISE TAX-ADVANTAGED ESSENTIAL ASSETS INTERVAL FUND, INC.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into February 12, 2018 by and between Tortoise Tax-Advantaged Essential Assets Interval Fund, Inc., a Maryland corporation (the “Company”), and Tortoise Credit Strategies, LLC (“Subscriber”);

WITNESSETH:

WHEREAS, the Company has been formed for the purposes of carrying on business as a closed-end non-diversified management investment company; and

WHEREAS, Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to Subscriber 4,000 Institutional Class I common Shares (the “Shares”) at a purchase price of $25.00 per share.

NOW THEREFORE, IT IS AGREED:

1. Subscriber subscribes for and agrees to purchase from the Company 4,000 Shares at a purchase price of $25.00 per share. Concurrent with the execution of this Agreement, Subscriber shall tender payment for these Shares to an officer of the Company.

2. The Company agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3. To induce the Company to accept its subscription and issue the Shares subscribed for, Subscriber represents that he is informed as follows:

(a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”);

(b) That the Shares will be sold to the Subscriber by the Company in reliance on and pursuant to Section 4(a)(2), an exemption from the registration requirements of the Securities Act;

(c) That the Company’s reliance upon the exemption from the registration requirements of the Securities Act is predicated in part on the representation and agreements contained in this Agreement;

(d) That when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless the Shares are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

(e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to Subscriber for resale for the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put him on notice as to restrictions on the transferability of the Shares.

4. To further induce the Company to accept his/her subscription and issue the Shares subscribed for, Subscriber:

(a) represents and warrants that the Shares subscribed for are being and will be acquired for investment for his own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b) represents and warrants that he is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act;

(c) agrees that any certificates representing the Shares subscribed for will bear a legend substantially in the following form:

The Shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act or any other federal or state securities law. These Shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless an exemption from registration is available; and

(d) consents, as one of the holders of the Company’s Shares who collectively comprise all of the Company’s shareholders, and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, as amended, to the issuance by the Company of Shares at a price per share as set forth in the Company’s prospectus relating to the public offering of Shares.

5. This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

TORTOISE TAX-ADVANTAGED ESSENTIAL ASSETS INTERVAL FUND, INC.

By:	/s/ P. Bradley Adams

Name:	P. Bradley Adams
Title:	Chief Executive Officer, Principal Financial Officer and Treasurer

SUBSCRIBER

TORTOISE CREDIT STRATEGIES, LLC

By:	/s/ Connie Savage

Name:	Connie Savage
Title:	Officer

3